                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                             (Amendment No._______)*


                            ODYSSEY HEALTHCARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67611V101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following pages)

                               Page 1 of 13 Pages

-------------------                                           ------------------
CUSIP NO. 67611V101                   13G                     Page 2 of 13 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      THREE ARCH PARTNERS, L.P. ("TAP")

--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

--------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        1,664,836 shares, except that
                                              Three Arch Management, L.P.
              SHARES                          ("TAM"), the general partner of
                                              TAP, may be deemed to have sole
           BENEFICIALLY                       power to vote these shares, and
                                              Thomas J. Fogarty, M.D.
           OWNED BY EACH                      ("Fogarty"), Wilfred E. Jaeger
                                              ("Jaeger") and Mark A. Wan
             REPORTING                        ("Wan"), the general partners of
                                              TAM, may be deemed to have shared
               WITH                           power to vote these shares.
                                     -------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,664,836 shares, except that TAM,
                                              the general partner of TAP, may be
                                              deemed to have sole power to
                                              dispose of these shares, and
                                              Fogarty, Jaeger and Wan, the
                                              general partners of TAM, may be
                                              deemed to have shared power to
                                              dispose of these shares.
                                     -------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          1,664,836

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           11.7%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                 PN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 67611V101                   13G                     Page 3 of 13 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      THREE ARCH ASSOCIATES, L.P. ("TAA")

--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

--------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        374,540 shares, except that TAM,
                                              the general partner of TAA, may be
              SHARES                          deemed to have sole power to vote
                                              these shares, and Fogarty, Jaeger
           BENEFICIALLY                       and Wan, the general partners of
                                              TAM, may be deemed to have shared
           OWNED BY EACH                      power to vote these shares.
                                     -------------------------------------------
             REPORTING               6        SHARED VOTING POWER
                                              See response to row 5.
               WITH                  -------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              374,540 shares, except that TAM,
                                              the general partner of TAA, may be
                                              deemed to have sole power to
                                              dispose of these shares, and
                                              Fogarty, Jaeger and Wan, the
                                              general partners of TAM, may be
                                              deemed to have shared power to
                                              dispose of these shares.
                                     -------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                            374,540

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             2.6%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                   PN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 67611V101                   13G                     Page 4 of 13 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      THREE ARCH MANAGEMENT, L.P. ("TAM")

--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

--------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        2,039,376 shares, of which
                                              1,664,836 shares are directly
              SHARES                          owned by TAP and 374,540 shares
                                              are directly owned by TAA. TAM,
           BENEFICIALLY                       the general partner of TAP and
                                              TAA, may be deemed to have sole
           OWNED BY EACH                      power to vote these shares, and
                                              Fogarty, Jaeger and Wan may be
             REPORTING                        deemed to have shared power to
                                              vote these shares.
               WITH                  -------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,039,376 shares, of which
                                              1,664,836 shares are directly
                                              owned by TAP and 374,540 shares
                                              are directly owned by TAA. TAM,
                                              the general partner of TAP and
                                              TAA, may be deemed to have sole
                                              power to dispose of these shares,
                                              and Fogarty, Jaeger and Wan may be
                                              deemed to have shared power to
                                              dispose of these shares.
                                     -------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          2,039,376

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           14.3%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                 PN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 67611V101                   13G                     Page 5 of 13 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      THOMAS J. FOGARTY, M.D. ("FOGARTY")

--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.

--------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        See response to row 6.
                                     -------------------------------------------
              SHARES                 6        SHARED VOTING POWER
                                              2,039,376 shares, of which
           BENEFICIALLY                       1,664,836 shares are directly
                                              owned by TAP and 374,540 shares
           OWNED BY EACH                      are directly owned by TAA. Fogarty
                                              is a general partner of TAM, the
             REPORTING                        general partner of TAP and TAA,
                                              and may be deemed to have shared
               WITH                           power to vote these shares.
                                     -------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              See response to row 8.
                                     -------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,039,376 shares, of which
                                              1,664,836 shares are directly
                                              owned by TAP and 374,540 shares
                                              are directly owned by TAA. Fogarty
                                              is a general partner of TAM, the
                                              general partner of TAP and TAA,
                                              and may be deemed to have shared
                                              power to dispose of these shares.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          2,039,376

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           14.3%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                 IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 67611V101                   13G                     Page 6 of 13 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      WILFRED E. JAEGER ("JAEGER")

--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Canadian

--------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        See response to row 6.
                                     -------------------------------------------
              SHARES                 6        SHARED VOTING POWER
                                              2,039,376 shares, of which
           BENEFICIALLY                       1,664,836 shares are directly
                                              owned by TAP and 374,540 shares
           OWNED BY EACH                      are directly owned by TAA. Jaeger
                                              is a general partner of TAM, the
             REPORTING                        general partner of TAP and TAA,
                                              and may be deemed to have shared
               WITH                           power to vote these shares.
                                     -------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              See response to row 8.
                                     -------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,039,376 shares, of which
                                              1,664,836 shares are directly
                                              owned by TAP and 374,540 shares
                                              are directly owned by TAA. Jaeger
                                              is a general partner of TAM, the
                                              general partner of TAP and TAA,
                                              and may be deemed to have shared
                                              power to dispose of these shares.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          2,039,376

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           14.3%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                 IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 67611V101                   13G                     Page 7 of 13 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      MARK A. WAN ("WAN")

--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.

--------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        See response to row 6.
                                     -------------------------------------------
              SHARES                 6        SHARED VOTING POWER
                                              2,039,376 shares, of which
           BENEFICIALLY                       1,664,836 shares are directly
                                              owned by TAP and 374,540 shares
           OWNED BY EACH                      are directly owned by TAA. Wan
                                              is a general partner of TAM, the
             REPORTING                        general partner of TAP and TAA,
                                              and may be deemed to have shared
               WITH                           power to vote these shares.
                                     -------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              See response to row 8.
                                     -------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,039,376 shares, of which
                                              1,664,836 shares are directly
                                              owned by TAP and 374,540 shares
                                              are directly owned by TAA. Wan
                                              is a general partner of TAM, the
                                              general partner of TAP and TAA,
                                              and may be deemed to have shared
                                              power to dispose of these shares.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          2,039,376

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                        [ ]

--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           14.3%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                 IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 67611V101                   13G                     Page 8 of 13 Pages
-------------------                                           ------------------


ITEM 1(a).        NAME OF ISSUER:

                  Odyssey Healthcare, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  717 North Harwood, Suite 1500
                  Dallas, TX 75201

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Three Arch Partners, L.P., a Delaware limited partnership ("TAP"), Three Arch Associates, L.P., a Delaware limited partnership ("TAA"), Three Arch Management, L.P., a Delaware limited partnership ("TAM"), Thomas J. Fogarty, M.D. ("Fogarty"), Wilfred E. Jaeger ("Jaeger") and Mark A. Wan ("Wan"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TAM is the general partner of TAP and TAA and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TAP and TAA. Fogarty, Jaeger and Wan are the general partners of TAM and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TAP and TAA.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Three Arch Partners
                  3200 Alpine Road
                  Portola Valley, CA 94028

ITEM 2(c)         CITIZENSHIP:

                  TAP, TAA and TAM are Delaware limited partnerships. Fogarty and Wan are United States citizens, and Jaeger is a Canadian citizen.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

-------------------                                           ------------------
CUSIP NO. 67611V101                   13G                     Page 9 of 13 Pages
-------------------                                           ------------------


ITEM 2(e).        CUSIP NUMBER:

                  67611V101

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2001:

                  (a)      Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                  (b)      Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover page for each Reporting
                                    Person.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover page for each Reporting
                                    Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover page for each Reporting
                                    Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover page for each Reporting
                                    Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable

-------------------                                          -------------------
CUSIP NO. 67611V101                   13G                    Page 10 of 13 Pages
-------------------                                          -------------------


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of TAP, TAA and TAM, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

-------------------                                          -------------------
CUSIP NO. 67611V101                   13G                    Page 11 of 13 Pages
-------------------                                          -------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2002

                                    /s/ Mark A. Wan
                                    --------------------------------------------
                                    Mark A. Wan, individually, and on behalf of
                                    TAP in his capacity as a general partner of
                                    TAM, the general partner of TAP, and on
                                    behalf of TAA in his capacity as a general
                                    partner of TAM, the general partner of TAA,
                                    and on behalf of TAM in his capacity as a
                                    general partner thereof.


                                    /s/ Wilfred E. Jaeger
                                    --------------------------------------------
                                    Wilfred E. Jaeger


                                    /s/ Thomas J. Fogarty, M.D.
                                    --------------------------------------------
                                    Thomas J. Fogarty, M.D.

-------------------                                          -------------------
CUSIP NO. 67611V101                   13G                    Page 12 of 13 Pages
-------------------                                          -------------------


                               INDEX TO EXHIBITS

EXHIBIT                                                     FOUND ON SEQUENTIALLY
NUMBER                   DESCRIPTION                        NUMBERED PAGE
-------                  -----------                        ---------------------

   A                     Agreement of Joint Filing                  13

-------------------                                          -------------------
CUSIP NO. 67611V101                   13G                    Page 13 of 13 Pages
-------------------                                          -------------------


                                    EXHIBIT A



                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Odyssey Healthcare, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 12, 2002


                                    /s/  Mark A. Wan
                                    --------------------------------------------
                                    Mark A. Wan, individually, and on behalf of
                                    TAP in his capacity as a general partner of
                                    TAM, the general partner of TAP, and on
                                    behalf of TAA in his capacity as a general
                                    partner of TAM, the general partner of TAA,
                                    and on behalf of TAM in his capacity as a
                                    general partner thereof.


                                    /s/ Wilfred E. Jaeger
                                    --------------------------------------------
                                    Wilfred E. Jaeger



                                    /s/ Thomas J. Fogarty, M.D.
                                    --------------------------------------------
                                    Thomas J. Fogarty, M.D.